Exhibit 99.1

For Immediate Release:	Kenneth D. Masiello Chief Accounting Officer (203) 629-2726 Associated-Capital-Group.com

ASSOCIATED CAPITAL GROUP, INC.
Reports Fourth Quarter and Full Year Results

●	Year-end AUM at $1.7 billion rose 13.4% year over year

●	Book Value per share increased to $39.93 vs. $38.36 at year-end 2018

●	Completed G.research/Morgan Group (MGHL:OTC) merger on October 31

Greenwich, CT, February 27, 2020 – Associated Capital Group, Inc. (“AC” or the “Company”), a diversified financial services and investment management company, today reported its financial results for the fourth quarter and full year ended December 31, 2019.

-	Net income was $10.9 million in the fourth quarter versus a loss of $40.3 million in the prior year’s quarter. For the year, net income was $39.0 million versus a loss of $58.1 million.

-
Earnings in the quarter were $0.49 per share a positive swing of $2.26 per share from a loss of $1.77 per share in the prior year’s quarter.  For the year, earnings were $1.73 per share in 2019 versus a loss of $2.52 per share in 2018.

-	Book value increased to $39.93 per share at December 31, 2019 from $38.36 per share at December 31, 2018.

-	The operating improvement was primarily driven by AC’s merger arbitrage funds, which continued their investment excellence beginning with AC’s first arbitrage fund launched in 1985.

Financial Highlights
($000s except per share data or as noted)
(Unaudited)	Fourth Quarter		Full Year
	2019	2018	2019	2018

AUM - end of period (in millions)	$1,724	$1,520	$1,724	$1,520
Revenues	16,675	8,614	31,265	22,779
Operating loss	(842)	(2,285)	(14,878)	(13,480)
Investment and other non-operating income/(expense), net	18,764	(46,014)	70,666	(55,381)
Income/(loss) before income taxes	17,922	(48,299)	55,788	(68,861)
Net income/(loss)	10,924	(40,315)	39,090	(58,099)
Shares outstanding at December 31 (thousands)	22,475	22,585	22,475	22,585
Net income/(loss) per share – diluted	$0.49	$(1.77)	$1.73	$(2.52)

Fourth Quarter Overview

Fourth quarter revenues were $16.7 million, an increase of 94% ($8.1 million) from $8.6 million in the fourth quarter of 2018.  Operating expenses were $17.5 million in the fourth quarter, up 61% ($6.6 million) from the $10.9 million in the year ago quarter, primarily a result of the higher compensation expense related to the strong performance of the Company’s merger arbitrage funds.  The 2019 results also reflected a management fee of $1.9 million in the quarter and $5.8 million for the year. Management fees in the prior year were waived.

Net investment and other non-operating income was $18.8 million for the quarter, a $64.8 million positive swing from a loss of $46.0 million reported in the year ago. Of this, a major portion reflects the mark-to-market impact of our ownership of 2,935,401 and 3,016,501 shares of GBL at December 31, 2019 and 2018, respectively. For the year, GBL stock price increased 15.4% to $19.49 per share, resulting in a $7.6 million mark-to-market gain for the Company versus a mark-to-market loss of $38 million in 2018.

The provision for income taxes was $4.7 million for the fourth quarter versus a tax benefit of $7.3 million in the comparable quarter of 2018.  AC owns a majority of the shares of the Gabelli Merger Plus Trust (GMP:LSE). Under Controlled Foreign Corporation Subpart F, the Company must book its share of taxes on the capital gains, dividend and interest income generated by the Trust.

Assets Under Management (AUM)

Assets under management at December 31, 2019 were $1.7 billion, an increase of 13.4% or $204.0 million from December 31, 2018.  Strong performance in the merger arbitrage portfolios drove the increase in addition to net capital inflows of $48 million for the year.

	December 31, 2019	December 31, 2018
(in millions)
Event Merger Arbitrage	$1,533	$1,342
Event-Driven Value	132	118
Other	59	60
Total AUM	$1,724	$1,520

Alternative Investment Management

Associated Capital has two major businesses, Event-Driven Asset Management and Direct Investing, in addition to its over 80% ownership of the recently merged G.research Institutional Research operation.

•	Event-Driven Asset Management

The alternative investment strategies focus on fundamental, active, event-driven special situations and merger arbitrage.  It is led by the merger arbitrage portfolios which returned an unleveraged +8.6%, (+6.0 % return net of fees and expenses) for all of 2019. This strategy benefits from corporate merger and acquisitions activity that reached $3.9 trillion globally in 2019.  The U.S. remained a bright spot for deal making with volume totaling $1.8 trillion in 2019, an increase of 6% compared to 2018 and the strongest year since 2015. The strategy is offered domestically through partnerships and separately managed accounts.  Internationally, the strategy is offered through corporations and EU regulated UCITS structures and the London Stock Exchange listed investment company, Gabelli Merger Plus Trust (GMP-LN).

•	Direct Investing

We launched our direct private equity and merchant banking activities in August 2017. Direct Investing is developing along three core pillars; Gabelli Private Equity Partners, LLC (“GPEP”), with $150 million of authorized capital as a “fund-less” sponsor; the Gabelli Special Purpose Acquisition Vehicles (“SPAC”), with the initial vehicle launched and listed on the Italian Borsa; and, the formation of Gabelli Principal Strategies Group, LLC. (“GPS”) to pursue strategic operating initiatives.  These businesses are organized to invest directly in various ways, with a focus on leveraged buyouts and restructurings of small and mid-sized companies.   These vehicles allow us to acquire companies and create long-term value with no pre-determined exit timetable, leveraging our capital markets expertise through direct investing vehicles.

Institutional Research Services

On October 31, 2019, we consummated the merger between G.research, LLC (“G.research”) and Morgan Group Holding Co. (“Morgan Group”). As a result of the transaction, G.research became a wholly owned subsidiary of Morgan Group (MGHL:OTC).  Associated Capital holds 83.3% of the outstanding shares of Morgan Group.

G.research provides institutional research services and underwriting activities. G.research’s revenues are derived primarily from revenue generating institutional research services, sales manager fees, underwriting fees and selling concessions.   During the fourth quarter, G.research marketed the 43rd Annual Auto Aftermarket Symposium on November 4th - 5th in Las Vegas which was hosted by Gabelli Funds.

G.research’s net loss of $1.8 million for the year ending December 31, 2019 compared to a $20.2 million loss for the same period a year ago. The majority of the 2018 loss is the mark-to-market impact of the 2.2 million shares of GBL held by G. research that were transfered to AC in December 2018.

Shareholder Dividends and Buybacks

At its meeting on November 8, 2019, the Board of Directors declared a semi-annual dividend of $0.10 per share payable January 9, 2020 to shareholders of record on December 26, 2019.

During the fourth quarter, AC repurchased 21,000 Class A shares at an average investment of $36.81 per share for a total outlay of $0.8 million.

Since our spin-off from GBL on November 30, 2015, AC has returned $106 million to shareholders through share repurchases and exchange offers, reducing its outstanding shares by 3.1 million shares, in addition to paying dividends of $16 million.

At December 31, 2019, there were 3.5 million Class A shares and 19.0 million Class B shares outstanding.

Commitment to Community

Our firm has long held the belief that generating returns for our stakeholders, while important, is not the only factor in measuring our corporate success.  One key facet of our principles is how we conduct our business.  Since our spin off in 2015, we have offered a program of corporate giving through our shareholder-designated charitable contribution (SDCC) program.  Through the SDCC program, AC shareholders select organizations to receive charitable grants from Associated Capital.  This year, the majority of our shareholders participated by designating their preferred 501(c)(3) organizations for our corporate giving.  We contributed $4.5 million to such charities in 2019.  Since the inception of this program in 2015, we have donated more than $15.5 million to over 160 charities across the United States.

About Associated Capital Group, Inc.

Associated Capital Group, Inc. (NYSE:AC), based in Greenwich Connecticut, is a diversified global financial services company that provides alternative investment management through Gabelli & Company Investment Advisers, Inc. (“GCIA” f/k/a Gabelli Securities, Inc.). The proprietary capital is earmarked for our direct investment business that invests in new and existing businesses.  The direct investment business is developing along three core pillars; Gabelli Private Equity Partners, LLC (“GPEP”), formed in August 2017 with $150 million of authorized capital as a “fund-less” sponsor; the SPAC business (Gabelli special purpose acquisition vehicles), launched in April 2018; and, Gabelli Principal Strategies Group, LLC (“GPS”) created to pursue strategic operating initiatives.

NOTES ON NON-GAAP FINANCIAL MEASURES

Operating Loss Before Management Fee

Operating loss before management fee expense represents a non-GAAP financial measure used by management to evaluate its business operations. We believe this measure is useful in illustrating the operating results of the Company as management fee expense is based on pre-tax income before management fee expense, which includes non-operating items including investment gains and losses from the Company’s proprietary investment portfolio and interest expense.  The management fee is calculated based on the year to date income before management fee and income taxes.  For the year ending December 2018, the losses generated were not recaptured during the year then ended and therefore, no management fee is recognized.

The reconciliation of operating loss to operating loss before management fee expense (non-GAAP) is provided below.

	Year-to-date
(In thousands)	2019	2018
Operating loss	$(14,878)	$(13,480)
Add: management fee expense	5,811	-
Operating loss before management fee	$(9,067)	$(13,480)

Table I
ASSOCIATED CAPITAL GROUP, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in thousands)

	December 31, 2019	December 31, 2018

ASSETS

Cash and cash equivalents	$348,588	$409,564
Investments	547,829	439,875
Investment in GAMCO stock (2,935,401 and 3,016,501 shares, respectively)	57,211	50,949
Receivable from brokers	24,150	24,629
Income taxes receivable and deferred tax assets	9,541	9,422
Other receivables	20,507	5,703
Other assets	10,617	14,291

Total assets	$1,018,443	$954,433

LIABILITIES AND EQUITY

Payable to brokers	$14,889	$5,511
Income taxes payable and deferred tax liabilities	11,212	3,577
Compensation payable	19,367	11,388
Securities sold short, not yet purchased	16,419	9,574
Accrued expenses and other liabilities	7,856	8,335
Sub-total	69,743	38,385

Redeemable noncontrolling interests	51,363	49,800

Equity	897,337	866,248
Total equity	897,337	866,248

Total liabilities and equity	$1,018,443	$954,433

Table II

ASSOCIATED CAPITAL GROUP, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except per share data)

	For the quarter ended December 31,		For the year ended December 31,
	2019	2018	2019	2018

Investment advisory and incentive fees	$13,949	$6,460	$22,148	$14,409
Institutional research services	2,604	2,105	8,947	8,284
Other revenues	122	49	170	86
Total revenues	16,675	8,614	31,265	22,779

Compensation costs	13,522	8,125	29,810	25,937
Stock-based compensation	441	309	1,396	670
Other operating expenses	1,702	2,465	9,126	9,652
Total expenses	15,665	10,899	40,332	36,259

Operating income/(loss) before management fee	1,010	(2,285)	(9,067)	(13,480)

Investment gain/(loss)	18,408	(46,640)	60,757	(65,203)
Interest and dividend income from GAMCO	60	60	241	1,171
Interest and dividend income, net	3,577	3,866	12,949	11,951
Shareholder-designated contribution	(3,281)	(3,300)	(3,281)	(3,300)
Investment and other non-operating income/(expense), net	18,764	(46,014)	70,666	(55,381)

Income/(loss) before management fee and income taxes	19,774	(48,299)	61,599	(68,861)
Management fee	1,852	-	5,811	-
Income/(loss) before income taxes	17,922	(48,299)	55,788	(68,861)
Income tax expense/(benefit)	4,658	(7,274)	12,126	(11,478)
Net income/(loss)	13,264	(41,025)	43,662	(57,383)
Net income/(loss) attributable to noncontrolling interests	2,340	(710)	4,572	716
Net income/(loss) attributable to Associated Capital Group, Inc.	$10,924	$(40,315)	$39,090	$(58,099)

Net income/(loss) per share attributable to Associated Capital Group, Inc.:
Basic	$0.49	$(1.77)	$1.73	$(2.52)
Diluted	0.49	(1.77)	1.73	(2.52)

Weighted average shares outstanding:
Basic	22,487	22,721	22,534	23,070
Diluted	22,487	22,721	22,534	23,070

Actual shares outstanding - end of period	22,475	22,585	22,475	22,585

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

The financial results set forth in this press release are preliminary. Our disclosure and analysis in this press release, which do not present historical information, contain “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements convey our current expectations or forecasts of future events. You can identify these statements because they do not relate strictly to historical or current facts. They use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning. They also appear in any discussion of future operating or financial performance. In particular, these include statements relating to future actions, future performance of our products, expenses, the outcome of any legal proceedings, and financial results. Although we believe that we are basing our expectations and beliefs on reasonable assumptions within the bounds of what we currently know about our business and operations, the economy and other conditions, there can be no assurance that our actual results will not differ materially from what we expect or believe. Therefore, you should proceed with caution in relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance.

Forward-looking statements involve a number of known and unknown risks, uncertainties and other important factors, some of which are listed below, that are difficult to predict and could cause actual results and outcomes to differ materially from any future results or outcomes expressed or implied by such forward-looking statements.  Some of the factors that could cause our actual results to differ from our expectations or beliefs include a decline in the securities markets that adversely affect our assets under management, negative performance of our products, the failure to perform as required under our investment management agreements, and a general downturn in the economy that negatively impacts our operations. We also direct your attention to the more specific discussions of these and other risks, uncertainties and other important factors contained in our Form 10 and other public filings. Other factors that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We do not undertake to update publicly any forward-looking statements if we subsequently learn that we are unlikely to achieve our expectations whether as a result of new information, future developments or otherwise, except as may be required by law.